Exhibit 10.1

[Novation Letterhead]

March 1, 2005

Ron Chapman

Director, National Accounts

Owens & Minor

1434 Patton Place, Suite 136

Carrollton, TX 75007-4997

RE:	Extension of Agreement DM10010

Dear Ron:

Novation, LLC hereby elects to extend the above-referenced Agreement entered into between the parties through June 30, 2006. All other terms and conditions of the current Agreement will remain in full force and effect, except as identified below.

“1b. Authorized Distributor. The following shall be added: Authorized Distributor, will use its best efforts to market and promote NOVAPLUS® Products when such Products meet the needs of a Member. Authorized Distributor shall provide distribution services as Novation’s contracted distributor to the Members and shall offer as a first option Novation-contracted Products, including, without limitation, those Products, which display the NOVAPLUS® trademark. Authorized Distributor will not offer its self-manufactured products, private-label products, or products that Distributor has entered into a strategic relationship with a manufacturer over, to a Member(s) without the direct consent of the Member(s) prior to doing so.”

Section 2c. shall be amended as follows:

“2c. Market Competitive Pricing and Terms.

•	Pricing. Supplier will lower the Award Prices or increase any discount applicable to the purchase of the Services as necessary to assure market competitiveness, and in addition Supplier agrees to lower the Award Prices or increase any discount applicable to the purchase of the Services for a specific member or group of members at all times in the event Supplier offers a lower price to any competitor of such member or group of members in their trading area.

Ron Chapman

Owens & Minor

March 1, 2005

•	Non-price Terms. Supplier will improve non-price terms, such as quality, technology or other non-price financial value as necessary to assure market competitiveness, and in addition Supplier agrees to adjust non-price terms for a specific member or group of members at all times in the event Supplier offers more favorable non-price terms to any competitor of such member or group of members in their trading area.

If at any time during the Term Novation receives information from any source that indicates Supplier’s pricing or non-price terms are not market competitive, Novation may provide written notices of such information to Supplier, and Supplier will, within ten (10) business days for all Services, advise Novation in writing of all adjustments necessary to assure market competitiveness.”

In addition, the parties agree that the following language shall be added to the existing Agreement:

“2f. Underutilized Businesses. Certain members may be required by law, regulation and/or internal policy to do business with underutilized businesses such as Minority Business Enterprises (MBE), Disadvantaged Business Enterprises (DBE), Small Business Enterprises (SBE), Historically Underutilized Businesses (HUB) and/or Women-owned Business Enterprises (WBE). To assist Novation in helping Members meet these requirements, Supplier will comply with all Novation policies and programs with respect to such businesses and will provide, on request, Novation or any Member with statistical or other information with respect to Supplier’s utilization of such businesses as a vendor, distributor, contractor or subcontractor. Novation, in its discretion, may make an award and/or negotiate another agreement with a HUB in addition to any sole or multi-source award.”

“4f. New Technology. (a) During the Term, Supplier will disclose to Novation new technology developed by Supplier which provides the same function as the Services or Equipment or any component thereof. Upon introduction of the new technology by Supplier, each Member will be provided the option to exchange any Equipment or component purchased, leased or ordered hereunder for the new technology upon such terms and conditions as agreed upon by the parties. In the event Supplier fails to provide such option to the Members (i) Novation will have the right to terminate any or all of the Services which have been superseded by such new technology providing the same function as the Services or Equipment and (ii) Novation may elect at its discretion to contract with one or more additional suppliers of comparatively similar new technology.

Ron Chapman

Owens & Minor

March 1, 2005

(b) If at any time during the Term, Novation determines that a third party vendor has developed new technology which provides substantially improved benefits over technology currently available, Novation shall provide written notice of such information to Supplier, and may, within thirty (30) days, elect to contract with such third party vendor. Such action will not constitute a breach of this Agreement by Novation.”

“7d. Other Information Requirements. In addition to the reporting requirements set forth in Subsections 7.a, 7.b and 7.c above, the parties agree to facilitate the administration of this Agreement by transmitting and receiving information electronically and by complying with the information requirements set forth in Exhibit X attached hereto. Authorized Distributor further agrees that, except to the extent of any inconsistency with the provisions of this Agreement, it will comply with all information requirements set forth in the Novation Information Requirements Guidebook (“Guidebook”). On or about the Effective Date, Novation will provide Authorized Distributor with a current copy of the Guidebook and will thereafter provide Authorized Distributor with updates and/or revisions to the Guidebook from time to time.”

Please indicate your acceptance of this extension to the Agreement as amended by signing in the space provided below, and returning one signed original to my attention at your earliest convenience. A copy is provided for your records.

Sincerely,

/s/ Larry Dooley
Larry Dooley Vice President Contract and Program Services

AGREED TO AND ACCEPTED this 2nd day of March, 2005.

Owens & Minor

By:	/s/ Ron Chapman
Printed Name: Ron Chapman
Title: Director, Corporate Accounts